PROSPECTUS SUPPLEMENT
(To Prospectus Dated March 6, 1998)

                               OMNICOM GROUP INC.
                        $230,000,000 Principal Amount of
               21/4% Convertible Subordinated Debentures due 2013
                     (Interest Payable January 6 and July 6)

                        4,615,694 Shares of Common Stock

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      This document  supplements the Prospectus  dated March 6, 1998 relating to
(i) $230,000,000 aggregate principal amount of 21/4% Convertible Subordinated Debentures due 2013 (the "Debentures") of Omnicom Group Inc., a New York corporation ("Omnicom" or the "Company"), and (ii) 4,615,694 shares of Common Stock, par value $0.50 per share (the "Common Stock") of the Company which are initially issuable upon conversion of the Debentures plus additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Debentures as a result of adjustments to the conversion price (the "Shares"). The Debentures were initially acquired from the Company by Morgan Stanley & Co. Incorporated in January 1998 in connection with a private offering. This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meaning assigned to them in the Prospectus. On July 21, 1998 the closing price of the Common Stock as reported on the New York Stock Exchange was $54.25 per share. The Common Stock is traded under the symbol "OMC".

      In accordance with the Section of the Prospectus entitled "Selling Securityholders" (which appears on page 19 of the Prospectus), the following information is provided with respect to the beneficial owners of the Debentures:

                                 Principal Amount of       Principal Amount of
Name of Selling                Debentures Beneficially      Debentures to be
Securityholder(s)                     Owned                 Offered for Sale
-------------------             ---------------------       ----------------
CPR (USA) Inc.                      $   200,000                $   200,000
Deutsche Bank Securities
   Inc. (1)                             910,000                    910,000
LibertyView Fund LLC                    100,000                    100,000
LibertyView Plus Fund                   200,000                    200,000
Salomon Brothers Asset
   Management, Inc.                  10,250,000                 10,250,000

(1) Deutsche Bank Securities Inc. currently holds Common Stock of the Company and Deutsche Bank Securities Inc. and its affiliated companies and/or individuals may, from time to time own, have positions in, or hold options in, Company securities and may also perform advisory services and/or have lending or other credit relationships with the Company.

      Other than as set forth in the footnote above, the Debentures being offered by the Selling Securityholders hereby represent all of the Debentures beneficially owned by the Selling Securityholders as of July 21, 1998. Except as described in the footnote above and except for the purchase of the Debentures, none of the Selling Securityholders has had a material relationship with the Company or any of its affiliates within the past three years.

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      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITY COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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            The date of this Prospectus Supplement is July 24, 1998.